Exhibit 99.1

  PhotoMedex Announces Four New Blue Cross and Blue Shield Positive
   Decisions for XTRAC(R) Laser System, Including Illinois and Texas

     PhotoMedex to Expand Marketing Effort Throughout These States


    MONTGOMERYVILLE, Pa.--(BUSINESS WIRE)--Oct. 4, 2007--PhotoMedex (Nasdaq:PHMD) today announced that Blue Cross and Blue Shield of Illinois, Blue Cross and Blue Shield of New Mexico, Blue Cross and Blue Shield of Oklahoma, and Blue Cross and Blue Shield of Texas, all divisions of Health Care Service Corporation (HCSC), have adopted a medical policy effective October 15, 2007 approving payment for treatment of psoriasis using the PhotoMedex XTRAC(R) laser system. HCSC is an Independent Licensee of the Blue Cross and Blue Shield Association with 11.5 million members.

    Jeff O'Donnell, PhotoMedex' CEO, said, "As this latest adoption shows, XTRAC is being recognized more and more as a necessary tool in the treatment of psoriasis. These positive reimbursement decisions will bring us new markets for the XTRAC. Each new adoption triggers the expansion of our sales and marketing efforts in those geographies and generates continued growth of XTRAC treatments and revenues for the Company."

    HCSC's policy states that targeted phototherapy for which the XTRAC Laser is the lead reference may be considered medically necessary for the treatment of mild to moderate psoriasis that is unresponsive to conservative treatment, and further states that targeted phototherapy may be considered medically necessary for the treatment of moderate to severe psoriasis comprising less than 20% body area. The medical policy covering the XTRAC(R) can be found at: http://medicalpolicy.hcsc.net/medpolicies/disclaimer#hlink.

    About PhotoMedex:

    PhotoMedex provides contract medical procedures to hospitals, surgi-centers and doctors' offices, offering a wide range of products and services across multiple specialty areas, including dermatology, urology, gynecology, orthopedics, and other surgical specialties. The Company is a leader in the development, manufacturing and marketing of medical laser products and services.

    Some portions of this release, particularly those describing PhotoMedex' strategies contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1993, as amended and Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While PhotoMedex is working to achieve those goals, actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, including difficulties in marketing its products and services, need for capital, competition from other companies and other factors, any of which could have an adverse effect on the business plans of PhotoMedex, its reputation in the industry or its results. In light of significant uncertainties inherent in forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by PhotoMedex or its subsidiaries that the forward-looking statements will be achieved.

    CONTACT: PhotoMedex, Inc.
             Dennis McGrath, CFO, 215-619-3287
             info@photomedex.com
             or
             Investor Contacts:
             Lippert/Heilshorn & Associates, Inc.
             Kim Sutton Golodetz, 212-838-3777
             Kgolodetz@lhai.com
             Bruce Voss, 310-691-7100
             Bvoss@lhai.com